EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
ACME Communications, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-86158) on Form S-8 of ACME Communications, Inc. of our reports dated March 28, 2007, with respect to the consolidated balance sheet of ACME Communications, Inc. and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for year then ended, and all related financial statement schedules, which reports appear in the December 31, 2006, annual report on Form 10-K of ACME Communications, Inc.

/s/ MAYER HOFFMAN MCCANN P.C.
MAYER HOFFMAN MCCANN P.C.
Los Angeles, California

March 28, 2007